PRESS RELEASE
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For immediate release - October 15, 2007
Contact:  Jim Graham, President/CEO
         (910) 641-0044


           Waccamaw Bankshares, Inc. Announces Earnings Growth of 21%
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                          for the Third Quarter of 2007
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October 15, 2007

Whiteville, NC - Waccamaw Bankshares (NASDAQ: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the three month period ending September 30, 2007 of $1,120,000, an increase of 20.8% over the same period in 2006. Basic earnings per share during the most recent quarter were $.21 per share compared to the earnings of $.18 per share for the third quarter of 2006, an increase of 16.7%. During the third quarter of 2006, Waccamaw issued 210,707 shares of additional common stock and 59,192 shares of preferred stock in order to increase capital to support growth and continued expansion.

For the first nine months of 2007, Waccamaw reported net income of $3,197,000 which is a 20.1% increase over the $2,661,000 reported for the year earlier period. Basic earnings per share for the nine month period was $.60 in 2007 as compared to $.53 in 2006, an increase of 13.2%

As of September 30, 2007, Waccamaw Bankshares reported total assets of $450,590,000 reflecting a 21.3% increase from the year ago period. Total loans increased by 18.3% to $342,798,000 and total deposits increased 17.8% to $366,030,000.

Commenting on these results, Jim Graham, President and Chief Executive Officer of Waccamaw Bankshares, stated "We are very pleased to report another quarter of record earnings with solid loan and core deposit growth during the period complemented with impressive asset quality. Nonperforming assets have actually decreased over the last year and presently stand at .35% which is a .23% reduction in nonperforming assets from the end of the third quarter of 2006.

Graham further stated, "Waccamaw continued to exhibit our commitment to identifying and expanding in markets with superior growth potential through the recently announced purchase of four banking offices from Coastal Financial Corporation following that organization's sale to BB&T Corporation. We are acquiring two branches in each Brunswick County, North Carolina and Horry County, South Carolina, both of which are markets that we currently serve and have targeted for future expansion. We anticipate opening these new branches under the Waccamaw name within the next thee months. This announcement closely followed the opening of our twelfth office at Sunset Commons near Sunset Beach, North Carolina. After closing the Coastal Financial purchase, Waccamaw will operate sixteen offices comprised of twelve North Carolina offices and four South Carolina offices. To continue our expansion in Horry County, our seventeenth office is presently under construction in Little River, South Carolina."

Waccamaw Bankshares Chairman, Alan W. Thompson, stated, "Our strategy calls for a clearly defined focus on the coastal Carolina region. Over the last twenty four months, Waccamaw has opened six offices as part of our expansion efforts in some of the fastest growing areas in the nation and our management team and staff have worked hard to continue to provide the quality of service that our customers have come to expect. As highlighted by our most recent financial results, we continue to deliver solid financial performance even while absorbing a significant level of expenses relating to our recent branch expansion. We are pleased with these financial results and continue to perform at a high level when compared with our peers. During the third quarter, we celebrated our tenth anniversary by declaring a 10% stock dividend on September 4, 2007. This is our sixth stock dividend since Waccamaw Bank commenced operations in September 1997 and we are pleased to report that our original investors have achieved a total return of 438.7% over this time period."


Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, is a state charted bank operating twelve offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn, Tabor City, Southport (2), Sunset Beach and Elizabethtown, North Carolina. Offices in South Carolina include Conway and Heath Springs. There is presently one office under construction at Little River, South Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares is listed on the NASDAQ Global Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.


Information in the press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.'s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.